Founded in 1867...Mutual Company...P.O. Box 40888,
Cincinnati, Ohio 45240

               ANNUITANT:           John Doe
               OWNER:               John Doe
               CONTRACT NUMBER:     0123456789
               CONTRACT DATE:       August 01, 2004

WE promise to pay the benefits of this contract in accordance with its terms.

LOOK AT THE APPLICATION FORMS. This contract is issued based on payment of the initial premium and the answers in the application (see copy attached). If all answers are not true and complete, this contract may be affected.

PLEASE READ THIS CONTRACT CAREFULLY. This is a legal contract between you and Union Central.

RIGHT TO EXAMINE THE CONTRACT. IT IS IMPORTANT TO UNION CENTRAL THAT YOU ARE SATISFIED WITH THIS CONTRACT. YOU HAVE 10 DAYS AFTER YOU RECEIVE IT TO REVIEW THE CONTRACT. IF THIS CONTRACT IS A REPLACEMENT FOR AN EXISTING CONTRACT YOU HAVE 20 DAYS AFTER YOU RECEIVE IT TO REVIEW THE CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY SEND IT BACK TO US OR GIVE IT TO OUR AGENT. IN SUCH CASE, THIS CONTRACT WILL BE VOID FROM THE BEGINNING. WE WILL REFUND, WITHIN 7 DAYS AFTER THIS CONTRACT IS RETURNED, THE ACCUMULATION VALUE OF THE CONTRACT. IF THIS CONTRACT IS ISSUED AS AN INDIVIDUAL RETIREMENT ACCOUNT, AND YOU RETURN IT DURING THE RIGHT TO EXAMINE PERIOD WE WILL REFUND, WITHIN 7 DAYS AFTER THIS CONTRACT IS RETURNED, ANY PREMIUMS PAID.

ALL ACCUMULATION VALUES AND ANNUITY PAYMENTS PROVIDED BY THIS
CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A
SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO
FIXED DOLLAR AMOUNTS.

      Signed for the Company at Cincinnati, Ohio


     /s/ David F. Westerbeck       /s/ John H. Jacobs
           Secretary                      President

      Flexible Premium Deferred Variable Annuity
                   Participating


                             -----------------------------
                                Licensed Resident Agent

INTRODUCTION
------------------------------------------------------------
This is a flexible premium deferred variable annuity. This annuity contract provides that the accumulation value will be variable, and annuity payments may be either fixed or variable, or a combination of fixed and variable.

You determine the investment allocation for this annuity. You may allocate your premiums to the guaranteed account or the variable account, or a combination of these accounts, in amounts as shown on the schedule page. If you select the guaranteed account, then your accumulation value and annuity payments will be fixed and guaranteed. If you select the variable account, your accumulation value and annuity payments will vary with the investment performance of the separate account's subaccounts. If you select both the guaranteed and variable accounts, then your values and payments will be fixed in part, and variable in part.

If you select the variable account, then you must allocate premiums among one or more subaccounts of the variable account. These subaccounts are identified in the contract application and on the schedule page.



CONTRACT INDEX
------------------------------------------------------------
                                                        Page
Definitions. . . . . . . . . . . . . . . . . . . . . . . . 4
Ownership  . . . . . . . . . . . . . . . . . . . . . . . . 5
Benefits . . . . . . . . . . . . . . . . . . . . . . . . . 5
Premiums . . . . . . . . . . . . . . . . . . . . . . . . . 7
Variable Account Provisions. . . . . . . . . . . . . . . . 7
Guaranteed Account Provisions. . . . . . . . . . . . . . . 9
Transfers. . . . . . . . . . . . . . . . . . . . . . . . .10
Surrender Provisions . . . . . . . . . . . . . . . . . . .10
Charges and Deductions . . . . . . . . . . . . . . . . . .11
General Provisions . . . . . . . . . . . . . . . . . . . .12
Payment of Contract Benefits . . . . . . . . . . . . . . .14

Schedule Page
------------------------------------------------------------

Initial Allocation of Net Premiums:
Separate Account:  Carillon Account
    SUBACCOUNTS:
        [AIM VI BALANCED                            25]%
        [AIM VI BASIC VALUE                         25]
        [AIM VI CAPITAL APPRECIATION                 0]
        [ALGER AMERICAN LEVERAGED ALLCAP             0]
        [ALGER AMER MIDCAP GROWTH                    0]
        [AMERICAN CENTURY/VP INCOME & GROWTH         0]
        [AMERICAN CENTURY/VP INTERNATIONAL           0]
        [AMERICAN CENTURY/VP VALUE                   0]
        [FTVIPT TEMPLETON FOREIGN SECURITIES         0]
        [FTVIPT TEMPLETON GROWTH SECURITIES          0]
        [MFS VIT HIGH INCOME                         0]
        [MFS VIT NEW DISCOVERY                       0]
        [MFS VIT TOTAL RETURN                        0]
        [OPPENHEIMER CAPITAL APPRECIATION            0]
        [OPPENHEIMER GLOBAL SECURITIES               0]
        [OPPENHEIMER MAIN STREET                     0]
        [SCUDDER VS I CAPITAL GROWTH                 0]
        [SCUDDER VS I MONEY MARKET                   0]
        [SELIGMAN COMM & INFO                        0]
        [SELIGMAN SMALL-CAP VALUE                   25]
        [SUMMIT PINNACLE BALANCED INDEX              0]
        [SUMMIT PINNACLE BOND                        0]
        [SUMMIT PINNACLE EAFE INTERNATIONAL INDEX    0]
        [SUMMIT PINNACLE LEHMAN AGG BOND INDEX       0]
        [SUMMIT PINNACLE NASDAQ 100 INDEX            0]
        [SUMMIT PINNACLE RUSSELL 2000 INDEX          0]
        [SUMMIT PINNACLE S&P MIDCAP 400 INDEX        0]
        [SUMMIT PINNACLE S&P 500 INDEX               0]
        [SUMMIT PINNACLE  ZENITH                     0]
        [UIF CORE PLUS FIXED INCOME                  0]
        [UIF US REAL ESTATE                          0]
    GUARANTEED ACCOUNT                            [25%]
        TOTAL:                                    100%

Transfer Charge:
     Current:     $[10.00]
     Maximum:      $15.00
Free Transfers. Notwithstanding the transfer charge described above, 12 transfers may be made during each contract year without a transfer charge being imposed.

Mortality and Expense Charge:
     Current:     [1.50%]
     Maximum:      2.00%

Administration Fee:
     Current:     [0.25%]
     Maximum:      0.25%
Contract Fee for any full or partial year:  $50.00.
This fee is waived if, in any given contract year, the contract value exceeds [$50,000]

Guaranteed Account Guaranteed Minimum Interest Rate:  [1.5]%
Plan:  [NonQualified]

------------------------------------------------------------

Annuitant:    John Doe     Contract Number:  0123456789
Owner:        John Doe     Maturity Date:    June 01, 2050
Joint Owner:  N/A          Contract Date:    August 01, 2004

UC 8138                     3

Schedule Page
------------------------------------------------------------

Surrender Charge:

We impose a surrender charge on certain early surrenders.
The amount of the surrender charge is a percentage of the amount withdrawn and is set forth below.

Contract        Surrender Charge
Year            Percentage
[  1              8%  ]
[  2              7%  ]
[  3              6%  ]
[  4              5%  ]
[  5 AND ABOVE    0%  ]

Partial surrenders totaling not more than 10% of the accumulation value may be made each contract year without a surrender charge being imposed. In no event will the cumulative total of all surrender charges exceed 9% of premiums.

Maximum transfer amount per contract year to the guaranteed account:
     After the first contract year, [30]% of the sum of the amounts in all subaccounts as of the beginning of each contract year, or $1,000, whichever is greater.

Maximum transfer amount per contract year from the guaranteed account:
     As of the beginning of any contract year, [20%] of the amount in the guaranteed account or $1,000, whichever is greater.

Maximum premium allocation to the guaranteed account:
     [50%] of the net premium.

Minimum transfer amount:  $[300.00]











------------------------------------------------------------

Annuitant:    John Doe     Contract Number:  0123456789
Owner:        John Doe     Maturity Date:    June 01, 2050
Joint Owner:  N/A          Contract Date:    August 01, 2004

UC 8138                       3A

DEFINITION
------------------------------------------------------------

ACCUMULATION UNIT. Means a unit of measure that is used to calculate the value of your interest in the separate account
(SA) before the maturity date.

ACCUMULATION VALUE. Means the sum of the values of the guaranteed account and the variable account credited to this contract.

ANNUITANT. Means the person(s) whose life is used to determine the duration of any annuity payments involving life contingencies. The annuitant is named in the application and on the schedule page.

ANNUITY UNIT. Means a unit of measure that is used to calculate variable annuity payments.

BENEFICIARY. Means the person(s) designated by you to receive the death benefits from this contract upon your death.

CALCULATION DATE. Means a date not more than 10 business days prior to the maturity date.

CONTRACT DATE.  Means the date we issue this contract.   The
contract date is shown on the schedule page.

CONTRACT YEAR. Means a period of 12 consecutive months beginning on the contract date or any anniversary thereafter.

DUE PROOF OF DEATH. Means one of the following: (1) a certified copy of a death certificate; (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased; and (4) any proof satisfactory to us.

FIXED ANNUITY. Means an annuity with payments fixed throughout the annuity payment period.

GUARANTEED ACCOUNT. Means this contract's value which is held by The Union Central Life Insurance Company other than those in its separate accounts (SA).

HOME OFFICE.  Means the home office of The Union Central Life
Insurance Company which is:
1876 Waycross Road (P.O. Box 40888), Cincinnati, Ohio 45240.

MATURITY DATE. Means the date on which annuity payments will begin. This date shall be the annuitant's 95th birthday unless an earlier date is chosen by you.

NOTICE. Means information we have received at our home office that is in a form acceptable to us.

PORTFOLIO OR FUND PORTFOLIO. Means a separate portfolio of one of the mutual funds in which separate account (SA) invests through its subaccounts, or its successors and assigns.

SCHEDULE PAGE. Means the contract schedule page, or the supplemental contract schedule page most recently sent to you by us.

SEPARATE ACCOUNT ("SA").  Means the Carillon Account of The
Union Central Life Insurance Company. The separate account is divided into several subaccounts.

SUBACCOUNT(S). Means one or more of the subaccounts of the SA. Each subaccount is invested in a different fund portfolio.

VALUATION DATE.   Means any date on which the New York Stock
Exchange is open for trading and we are open for business.
The assets of each subaccount will be valued on each valuation date.

John Doe
0123456789

UC 8138                      4                        07/04

VALUATION PERIOD.   Means a period beginning with the close
of business on a valuation date and ending at the close of business for the next valuation date.

VARIABLE ACCOUNT. Means this contract's value which is invested in one or more subaccounts of the SA.

VARIABLE ANNUITY.  Means an annuity with payments which:  (1)
are not predetermined or guaranteed as to dollar amount; and
(2) vary in amount in relation to the investment experience of one or more specified subaccounts.

WE AND YOU.  "We," "us," or "our" means The Union Central
Life Insurance Company. "You" or "your" means the owner of this contract.

OWNERSHIP
------------------------------------------------------------

GENERAL. The owner of this contract shall be as named in the application or the latest change filed with us.

CHANGE OF OWNERSHIP. Prior to the maturity date, you may assign the ownership of this contract. Such change must be made by notice in a form acceptable to us and received at our home office.

CHANGE OF ANNUITANT. Prior to the maturity date, you may name a new annuitant. Such change must be made by notice in a form acceptable to us and received at our home office.

BENEFITS
------------------------------------------------------------

ANNUITY BENEFITS. We will pay an annuity benefit to the annuitant, if living, on the maturity date. Annuity benefits will begin on the maturity date and continue while the annuitant is living, with monthly payments guaranteed for 10 years, unless you elect a different annuity option at least 30 days before the maturity date. If you die after the annuity benefits have begun, the entire remaining interest will continue to be distributed to the annuitant at least as rapidly as under the annuity option being used as of the date of your death.

We may pay the accumulation value on the maturity date in one lump sum if it is less than $5,000. We may change the payment frequency to quarterly, semiannually or annually if the first monthly annuity payment would be less than $50.

At least 30 days before the maturity date, you must select how the accumulation value will be used to provide the annuity benefit. Any election must be in a form satisfactory to us and received at our home office. If you do not so select how you wish settlement to be effected, we will provide a fixed annuity.

If a variable annuity is used, subsequent annuity benefit payments will vary based on the investment experience of the subaccount(s) used to effect the annuity. The method used to calculate the amount of subsequent payments is described in the Variable Annuity Payment provision.

John Doe
0123456789

UC 8138                      5                        07/04

DEATH BENEFITS. Notwithstanding any provision to the contrary, death benefits shall always be made in accordance with the distribution requirements of the Internal Revenue
Code. Different rules may apply if the beneficiary is not a natural person.

If the death benefit is paid before the maturity date, the death benefit will be the greater of:

(1) the accumulation value on the date that due proof of death is received; or
(2) the adjusted sum of premiums determined as follows:
    (a) as of the day a premium is received by us, the sum is increased by the amount of that premium, and
    (b) as of the day that a partial surrender is made, the sum is decreased by the same proportion as the accumulation value was decreased by that surrender.

Death of Owner. If you are an owner and if you die before the maturity date, the following will apply:

(1) If your spouse is not the beneficiary, the death benefit will be paid to the named beneficiary:
    (a) upon written request under any option listed in the Payment of Contract Benefits section of this contract over a period not exceeding the beneficiary's life expectancy. If the death benefit is paid in installments, the first installment payment must be made no later than one year after the date of your death; or
    (b) in a single sum. The beneficiary has the option to elect to receive the single sum any time within five years after the date of your death.

(2) If your spouse is the solely named beneficiary, your spouse may elect, by a written request to us, one of the following options:
    (a) to continue this contract as the owner; or
    (b) to receive the death benefit under any option listed in the Payment of Contract Benefits section of this contract over a period not exceeding the beneficiary's life expectancy. If the death benefit is paid in installments, the first installment payment must be made no later than one year after the date of your death; or
    (c) to receive the death benefit in a single sum. Your spouse may elect to receive the single sum any time within five years after the date of your death.

If none of these options are elected by your spouse within 45 days after we receive due proof of death, option (a) above shall apply. If your spouse is the beneficiary of a trust, which is named beneficiary, see (1) above.

(3) If no beneficiary is living, or if no beneficiary has been named at the date of your death, the death benefit will be paid in a single sum to the executor or administrator of your estate within five years after the date of your death.

Joint Owners. If this contract is owned jointly, the death of the first joint owner shall be treated as the death of the owner.

Death of Annuitant before the Maturity Date. If you, the owner, are a different person from the annuitant, and the annuitant dies during your lifetime and before the maturity date, you will be treated as the annuitant until you choose a new annuitant. If you are not a natural person, and the annuitant dies before the maturity date, we will pay the death benefit to you in a single sum. You have the option to elect to receive the single sum any time within five years of the death of the annuitant.

Death of Annuitant on or after the Maturity Date. If the annuitant dies on or after the maturity date, the death benefit, if any, will depend on the annuity option in effect on the date of the annuitant's death.

Death of Beneficiary. Unless otherwise provided, if any beneficiary dies before, at the same time as, or within 30 days after your death, that beneficiary will be treated as if their death occurred before yours.

John Doe
0123456789

UC 8138                      6                        07/04

PREMIUMS
------------------------------------------------------------

GENERAL. All premiums under this contract are payable at our home office or such other place as we may designate.

No premium may be paid under this contract unless it is at least $50. Premiums may be paid at any time. The amount of the premium may be increased or decreased any time subject to the $50 minimum.

NET PREMIUM. The net premium is the premium less any premium tax.

ALLOCATION OF NET PREMIUM. You determine the allocation of the net premiums between the guaranteed account and the variable account. Net premiums may be allocated totally to the variable account, or partially to both the variable account and the guaranteed account. The minimum amount of any net premium that you can allocate to the guaranteed account or any subaccount of the variable account is $10.
The maximum amount of any net premium that can be allocated to the guaranteed account is shown on the schedule page.

Your variable account allocation will be further allocated among one or more subaccounts of the variable account. Your variable account accumulation value will be subject to the investment experience of the SA.

Premiums that you allocate to the guaranteed account will be guaranteed a minimum value. We will credit interest to amounts allocated to the guaranteed account at a rate of at least the guaranteed interest rate as shown on the schedule page, compounded annually. We may credit a higher rate of interest to such amounts, but we are not required to do so.

When we receive the premiums, the net premiums will be allocated in accordance with the net premium allocation percentages shown in the application or as of the most recent change of allocation received from you. No allocation will be made prior to the contract date. You may change the allocation of subsequent premiums at any time, without charge, by giving us notice.


VARIABLE ACCOUNT  PROVISIONS
------------------------------------------------------------

SEPARATE ACCOUNT. The separate account is shown on the schedule page. It is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. It is established under the laws of Ohio. The assets in the separate account are kept separate from our general assets and assets of other separate accounts.

CREDITING OF ACCUMULATION UNITS. We will credit net premiums allocated in the form of accumulation units. The number of accumulation units to be credited to this contract for each subaccount will be determined by dividing the net premium allocated by the accumulation unit value for the corresponding subaccount as of the end of the valuation period during which the premium is received. In the case of the initial premium, accumulation units will be credited on the later of these dates: (1) the contract date; or (2) the date we receive the premium.

Accumulation units are credited when amounts are transferred into a subaccount. Accumulation units are deducted when the charges and deductions are assessed or when amounts are partially surrendered or transferred, including transfer charges, out of a subaccount.

ACCUMULATION VALUE. At any time prior to the maturity date, the accumulation value of this contract equals the guaranteed account plus the sum in all subaccounts of (1) times (2) where: (1) equals the number of accumulation units credited to a subaccount; and (2) equals the value of the appropriate accumulation unit.

John Doe
0123456789

UC 8138                      7                        07/04

ACCUMULATION UNIT. The value of an accumulation unit for each subaccount was arbitrarily set at $10 when funds were first credited to the respective subaccount. The accumulation unit value for any subsequent valuation period is determined by multiplying the accumulation unit value for the immediately preceding valuation period by the "net investment factor" for the valuation period for which the value is being determined. The value of an accumulation unit may increase or decrease from one valuation period to the next.

NET INVESTMENT FACTOR. The net investment factor is an index that measures the investment performance of a subaccount from one valuation period to the next. The net investment factor for each subaccount for any valuation period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

(1) is the net result of:
    (a) the net asset value per share of a portfolio share held in the subaccount determined as of the end of the current valuation period, plus
    (b) the per share amount of any dividend or capital gain distributions made by the portfolio on shares held in the subaccount if the "ex-dividend" date occurs during the current valuation period, plus or minus
    (c) a per share charge or credit for any taxes incurred by or reserved for in the subaccount, which is determined by us to have resulted from the maintenance of the subaccount; and

(2) is the net result of:
    (a) the net asset value per share of a portfolio share held in the subaccount determined as of the end of the immediately preceding valuation period (adjusted for an "ex-dividend"), plus or minus
    (b) the per share charge or credit for any taxes reserved for the immediately preceding valuation period; and

(3) is a factor representing the charges deducted from the subaccounts on a daily basis for administration expenses and mortality and expense risks. Such factor is equal on an annual basis to the amount shown on the schedule page for administration fee and mortality and expense charges.

VARIABLE ANNUITY PAYMENT. The amount of the first variable annuity payment is determined by applying the accumulation value of your contract, measured as of the calculation date (minus any applicable premium taxes), to the appropriate Option Table contained in this contract. This is done separately for each subaccount. We will determine subsequent payments by dividing the first payment derived from each subaccount by the annuity unit value determined as of the calculation date. This number of annuity units is then multiplied by the annuity unit value for each subsequent determination date which is a uniformly applied date not more than 10 business days before payment is due.

ANNUITY UNIT VALUE. The value of an annuity unit for each subaccount was arbitrarily set at $10 when funds were first credited to the respective subaccount. Subsequently, the value of an annuity unit in each subaccount for any valuation period is determined as follows:

(1) the net investment factor for each subaccount for the valuation period for which the annuity unit value is being calculated is multiplied by the value of the annuity unit on the preceding valuation date; and

(2) the result is adjusted to compensate for the interest rate assumed in the Option Tables used to determine the first variable annuity payment.

The dollar value of annuity units may change from one valuation period to the next.

John Doe
0123456789

UC 8138                      8                        07/04

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS. We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitution for the portfolio shares that are held by the separate account or that the separate account may purchase. We reserve the right to eliminate the shares of any of the eligible portfolios and to substitute shares of another portfolio, or of another open-end, registered investment company, if the shares of an eligible portfolio are no longer available for investment, or if in our judgment further investment in any eligible portfolio should become inappropriate in view of the purposes of the separate account. We will not substitute any shares attributable to your interest in a subaccount without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by owners.

We reserve the right to establish additional subaccounts, each of which would invest in a new portfolio, or in shares of another open-end, registered investment company. We also reserve the right to eliminate existing subaccounts.

In the event of any such substitution or change, we may, by appropriate endorsement, make such changes in this and other contracts as may be necessary or appropriate to reflect such substitution or change. If deemed by us to be in the best interest of persons having voting rights under the contracts, the separate account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

The investment contract of the separate account will not be changed without the approval of the Insurance Commissioner of the State of Ohio. If required, the approval process is on file with the Commissioner of the state in which this contract is issued.


GUARANTEED ACCOUNT PROVISIONS
------------------------------------------------------------

The guaranteed account of your contract at any time equals:

(1) the total of all net premiums allocated to the guaranteed account; plus
(2) the total of all amounts transferred to the guaranteed account from the variable account; minus
(3) the total of all amounts transferred from the guaranteed account to the variable account (including the transfer fee); minus
(4) the total of all partial surrenders from the guaranteed account (including any surrender charges);
    plus
(5) interest.

GUARANTEED ACCOUNT INTEREST RATE. The guaranteed interest rate used in the calculation of the guaranteed account is found on the schedule page. Interest in excess of the guaranteed rate may be used in the calculation of the guaranteed account at such increased rates and in such a manner as we may determine.

FIXED ANNUITY PAYMENTS. We guarantee the amount of fixed annuity payments. The payment amount depends only on the annuity option elected, the age (and possibly sex) of the annuitant, and the amount, (minus any applicable premium taxes), applied to purchase the fixed annuity, in accordance with the Option Tables contained in the contract.

John Doe
0123456789

UC 8138                      9                        07/04

TRANSFERS
------------------------------------------------------------

TRANSFERS BEFORE MATURITY DATE. Before the maturity date, you may transfer amounts between the guaranteed account and the subaccounts of the variable account or among subaccounts. Transfers from subaccounts will be made based on the accumulation unit values at the end of the valuation period during which we receive the request for transfer. Transfers will be effected such that the account value on the date of transfer will not be affected by the transfer, except for the deduction of the transfer charge. The minimum transfer amount is shown on the schedule page. The transfer must be at least for the minimum amount, or, if less, the entire amount in the guaranteed account or a subaccount each time that a transfer is made. If, after the transfer, the amount remaining in the guaranteed account or any subaccount from which the transfer is made is less than $25, then the entire amount will be transferred instead of the requested amount.
A transfer charge shown on the schedule page will be imposed for each transfer. The charge will be deducted from the account(s) from which the transfer is made. You are subject to the terms and conditions stated by each portfolio in its prospectus. These terms and conditions may contain restrictions on how often you may move in or out of the subaccount in a given period. We will help the portfolios enforce such restrictions by notifying you if you violate a portfolio's transfer restrictions and, if necessary, requiring you to submit transfer requests via regular United States mail. We reserve the right to charge back to your contract any related costs allocated by a portfolio due to your excessive trading.

TRANSFERS AFTER MATURITY DATE. After annuity payments have been made for at least 12 months, you may, no more than once each 12 months, change all or part of the investment upon which your annuity payments are based from one subaccount to another. After your death, the annuitant assumes this right. To do this, we will convert the number of annuity units being changed to the number of annuity units of the subaccount to which you are changing so as to result in the next annuity payment being of the same amount that it would have been without the change. After that, annuity payments will reflect changes in the values of your new annuity units. You must give us notice at least 30 days before the due date of the first annuity payment to which the change will apply.

No transfers may be made with respect to fixed annuity payments.

LIMITATIONS ON TRANSFERS FROM THE GUARANTEED ACCOUNT.
Transfers from the guaranteed account are limited in total for any contract year to no more than the amount shown on the schedule page.

LIMITATIONS ON TRANSFERS TO THE GUARANTEED ACCOUNT.
Transfers to the guaranteed account are not allowed during the first contract year, and are limited in total for any contract year to no more than the amount shown on the schedule page.


SURRENDER PROVISIONS
------------------------------------------------------------

PAYMENT OF SURRENDERS. You may totally or partially surrender this contract and receive all of the accumulation value any time at or before the earlier of the death of the annuitant or the maturity date, by sending us a written request. We will pay all surrenders from the variable account within seven days of receipt of the written request, subject to postponement for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists or when required to withhold the surrender by any other applicable law or regulation. We reserve the right to postpone surrenders from the guaranteed account for up to six months after we receive the request.

TOTAL SURRENDER.    If you are totally surrendering the
contract, we will deduct the surrender charge, if applicable, and the contract fee from the amount paid.

John Doe
0123456789

UC 8138                      10                       07/04

PARTIAL SURRENDER. If you are partially surrendering this contract, you should specify the amounts that should be withdrawn from the guaranteed account or each subaccount. If you do not so specify, the requested amount will be withdrawn from the guaranteed account and each subaccount in which you have an interest, in the same proportion that your interest therein bears to the accumulation value. You may preauthorize periodic surrenders by entering into a separate agreement with us. Under this agreement, you may withdraw part of your accumulation value at a regular interval chosen by you. You may choose to withdraw a level dollar amount or a percentage of your accumulation value. If you choose the latter, the accumulation value for the first year you choose to make these withdrawals is set on the date we approve your request. In later years, the accumulation value is set on the first day of the contract year. These surrenders may be subject to the 10% federal tax on early withdrawals. We will deduct the surrender charge, if applicable, from the accumulation value remaining after the payment of the requested amount.

DOLLAR COST AVERAGING. You have the option to elect the Dollar Cost Averaging Plan. This Plan enables you to automatically transfer specified dollar amounts from a subaccount we specify to other subaccounts. You must specify a fixed dollar amount in the subaccount from which transfers will be made. The minimum amount of this type of transfer is $100.00 and a $25.00 minimum to each subaccount.

Once elected, transfers from the subaccount will be processed monthly until the number of designated transfers has been completed, or the value of the subaccount is completely depleted, or you send us notice instructing us to cancel the transfers.

We also reserve the right to alter the terms or suspend or eliminate the availability of this option at any time. Any transfers made under this plan will not count towards the number of free transfers permitted in a contract year.

PORTFOLIO REBALANCING. If you have at least $5,000 in your variable annuity, you may elect to have the accumulated balance of each subaccount periodically redistributed to equal the allocation percentages you specified in the election form. Transfers pursuant to this provision will continue until you send us notice to stop or this contract terminates. This option is not available if Dollar Cost
Averaging Plan or Interest Sweep Plan is in effect.

We also reserve the right to alter the terms or suspend or eliminate the availability of this option at any time. Any transfers made under this plan will not count towards the number of free transfers permitted in a contract year.

INTEREST SWEEP. If you have at least $5,000 in the guaranteed account, you may elect to have the interest credited to the guaranteed account periodically transferred into specified subaccounts. Transfers made pursuant to this provision will continue until you send us notice to stop or the contract terminates.

We also reserve the right to alter the terms or suspend or eliminate the availability of this option at any time. Any transfers made under this plan will not count towards the number of free transfers permitted in a contract year.

FREQUENCY AND AMOUNT OF SURRENDERS. You may make as many partial surrenders as you wish. Any surrender from the guaranteed account or a subaccount must be at least $100 or the entire balance of the guaranteed account or subaccount. If, after the surrender (and deduction of any surrender charge), the amount remaining in the guaranteed account or subaccount is less than $25, then we may consider the surrender request to be a request for surrender of the entire amount held in the guaranteed account or subaccount. If, after a partial surrender, the accumulation value is reduced to less than $100, then we may pay that accumulation value to you as a total surrender of the contract.


CHARGES AND DEDUCTIONS
------------------------------------------------------------

MORTALITY AND EXPENSE RISK CHARGE. To compensate us for assuming the mortality and expense risks, we deduct a charge each valuation period. The current charge is shown on the schedule page, as is the maximum charge that can be charged. We will deduct the charge from each subaccount in the same proportion that the value of each subaccount bears to the accumulation value.

John Doe
0123456789

UC 8138                      11                       07/04

SURRENDER CHARGE. A surrender charge is imposed on total and partial surrenders other than those made pursuant to the death of the owner, or the annuitant if the owner is not a natural person, or upon annuitization under the contract.
The amount of the charge and the period for which it will be assessed are shown on the schedule page.

ADMINISTRATION FEE.   We deduct an administration charge each
valuation period to partially defray the expenses of maintaining the contract. During the accumulation period we also deduct an annual contract fee as shown on the schedule page as partial compensation for the cost of providing and/or purchasing certain administrative services. The contract fee is waived if the contract year end account balance exceeds the amount shown on the schedule page. The contract fee is not imposed during the annuity period.

The administration fee is deducted daily and the contract fee is deducted on the anniversary of the contract date. They are withdrawn from the guaranteed account or any subaccount in which you have an interest, in proportion to their value. If the contract is totally surrendered, we will deduct the full amount of the contract fee from the amount paid. The current charges are shown on the schedule page, as is the maximum charge that can be charged.

TAXES. We will charge certain taxes against your premiums, accumulation value, or annuity payments, when incurred.
These taxes include any premium taxes or other taxes levied by any government entity which we, in our sole discretion, determine have resulted from:

(1) the establishment or maintenance of the accumulation value; or
(2) the investment experience of the accumulation value;
    or
(3) the receipt by us of the premium; or
(4) the issuance of this contract, or
(5) the commencement or continuance of annuity payments under this contract.


GENERAL PROVISIONS
------------------------------------------------------------

ENTIRE CONTRACT. This contract is a legal contract that you have entered into with us. The entire contract consists of this contract, any endorsements, schedule pages, amendments, and the attached copy of the application and supplemental applications. Any change in this contract must be written and signed by our President, one of our Vice Presidents, our Secretary or Assistant Secretary. No agent or person other than the above-named has the authority to change or modify this contract or waive any of its provisions. Words that can be interpreted as singular or plural shall mean both singular and plural.

BENEFICIARY. The primary and any contingent beneficiaries of this contract are named in the application. If changed, the beneficiary is as shown in the latest change. Unless the beneficiary designation provides otherwise, any death benefits will be divided equally among beneficiaries of the same class. The contingent beneficiary will receive the death benefits if no primary beneficiary is living at the time of the event giving rise to the benefit payment. Prior to the maturity date, if no beneficiary survives you, your estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee.

CHANGE OF BENEFICIARY. You may change the beneficiary, unless an irrevocable designation has been made. Any such change must be made by notice in a form acceptable to us and received at our home office. If you die after the maturity date, the annuitant may change the beneficiary unless an irrevocable designation has been made.

CHANGE IN MATURITY DATE. Prior to the maturity date, you may change the maturity date by notice at least 30 days before the previously specified maturity date. After the election, the new maturity date will become the maturity date.

John Doe
0123456789

UC 8138                      12                       07/04

ASSIGNMENT. You may assign this contract. No assignment will be binding on us unless it is in a form acceptable to us and received at our home office. We will not be responsible for the validity of any assignment. We will not be liable for any payments we make or actions we take before we receive notice of an assignment.

CLAIMS OF CREDITORS. Any accumulation value, before paid, under this contract, will not be subject to the claims of a beneficiary's creditors, except as required by law.

MISSTATEMENT AND PROOF OF AGE, SEX OR SURVIVAL. We may require proof of age, sex, or survival of any person upon whose age, sex, or survival any payments depend.

If the age or sex of the annuitant has been misstated, the benefits will be those that the premiums would have provided for the correct age and sex. If we have made incorrect annuity payments, we will adjust future payments. The adjustments will reflect any overpayment or underpayment.

DIVIDEND. As long as this contract is in force, you will receive any dividends declared by us. It is anticipated that no dividends will be declared.

You have these options:
(1) take the dividends in cash; or
(2) use the dividends to be credited as additional accumulation units with respect to the variable account; or
(3) add the dividends to the guaranteed account.

You may choose either option or change options by notice to us. If none is chosen, the second option will be used.

REPORTS. At least once a year we will send you a report showing:

(1) the accumulation unit value as of the beginning date of the report;
(2) the accumulation unit value as of the ending date of the report;
(3) the total number of accumulation units as of the ending date of the report;
(4) the value of the guaranteed account and/or each subaccount on the beginning date of the report;
(5) the value of the guaranteed account and/or each subaccount on the ending date of the report; and
(6) the change in value for the guaranteed account and/or each subaccount.

For the column headings within the report, the accumulation unit is referred to as "unit."

INSULATION. The assets of SA are not chargeable with liabilities arising out of any other business we may conduct.

OWNERSHIP OF ASSETS. We shall have exclusive and absolute ownership and control of our assets, including the assets of SA.

MODIFICATION OF CONTRACT. This contract may not be modified by us without your consent except as may be required by applicable law.

INCONTESTABILITY.  We cannot contest this contract after it
has been in force during the lifetime of the annuitant for a period of two years from the contract date.
John Doe
0123456789

UC 8138                      4                        07/04

WAIVER OF SURRENDER CHARGES. Notwithstanding the surrender charge described on the contract schedule page, the surrender charge will be waived in the event of (1) or (2) below:

(1) You become confined in a qualified institution for a period of at least 30 consecutive days after the contract date, subject to the following:

    (a) You must be a natural person (not a Trust, Corporation, or other legal entity).
    (b) You must have been an owner of this contract continuously since the contract date.
    (c) You were not confined in a qualified institution at any time during the 60 day period just prior to the contract date.
    (d) We receive a written request for a full or partial surrender along with due proof of confinement within 12 months following such confinement.
    (e) A "qualified institution" means any licensed hospital or licensed skilled or intermediate care nursing facility at which:
         (i) medical treatment is available on a daily basis; and
         (ii) daily medical records are kept for each patient.

(2) You acquire a terminal illness after the contract date, subject to the following:
    (a) You must be a natural person (not a Trust, Corporation, or other legal entity).
    (b) You must have been an owner of this contract continuously since the contract date.
    (c) You must have less than 12 months to live.
    (d) We must receive a written statement for full or partial surrender together with a certificate from your attending physician stating your life expectancy and any other proof we may require.
    (e) "Physician" means a medical doctor licensed in the United States who:
         (i)  is operating within the scope of that
              license; and
         (ii) is not the owner and is not related to the owner.


PAYMENT OF CONTRACT BENEFITS
------------------------------------------------------------

GENERAL. Annuity benefits under this contract are payable in accordance with the Option Tables given within or under such other annuity options to which we may agree.

ALTERNATE ANNUITY OPTIONS. Instead of an annuity in accordance with the Option Tables given within, you may choose an alternate type of fixed annuity payment. Such alternate annuity option shall be based on rates at least as favorable as those for fixed dollar single premium immediate annuities being issued by us on the maturity date. Such election may only be made within 30 days before that date.

DESCRIPTION OF ANNUITY OPTIONS.

Option 1:  Life Annuity

(1) Nonrefund. We will make payments during the lifetime of the annuitant. No payments are due after the death of the annuitant.

(2) 5-Years Certain. We will make payments for 5 years and after that during the lifetime of the annuitant.
    No payments are due after the death of the annuitant or, if later, the end of the 5-year period certain.

(3) 10-Years Certain. We will make payments for 10 years and after that during the lifetime of the annuitant.
    No payments are due after the death of the annuitant or, if later, the end of the 10-year period certain.

John Doe
0123456789

UC 8138                      14                       07/04

(4) Installment Refund. We will make payments for a period certain and after that during the lifetime of the annuitant. No payments are due after the death of the annuitant or, if later, the end of the period certain.
    The number of period certain payments is equal to the amount applied under this Installment Refund Option divided by the amount of the first annuity payment;
    provided, however, that the amount of the final period certain payment shall be multiplied by that part of the preceding quotient which is not a whole number.

Option 2:  Joint and Survivor Life Annuity

(1) Joint and Survivor Nonrefund. We will make payments during the joint lifetime of the annuitant and contingent annuitant. Payments will then continue during the remaining lifetime of the survivor of them. No payments are due after the death of the last survivor of the annuitant and contingent annuitant.

(2) Joint and Survivor with 10-Years Certain. We will make payments for 10 years and after that during the joint lifetime of the annuitant and contingent annuitant. Payments will then continue during the remaining lifetime of the survivor of them. No payments are due after the death of the survivor of the annuitant and contingent annuitant or, if later, the end of the 10-year period certain.

John Doe
0123456789

UC 8138                      15                        07/04

       Flexible Premium Deferred Variable Annuity
                      Participating




UC 8138                                               07/04